Contact:
Crocker Coulson, President
CCG Investor Relations
(646) 213-1915
crocker.coulson@ccgir.com
 www.ccgir.com

ShengdaTech Confirms that It Does Not Sell Melamine to Dairy
Farmers or the Dairy Industry in General

TAIAN CITY, Shandong Province, China, – October 1, 2008 – ShengdaTech, Inc. (“ShengdaTech” or “the Company”) (NASDAQ: SDTH) a leading manufacturer of nano precipitated calcium carbonate (NPCC) in the People’s Republic of China (PRC) and a major manufacturer of coal-based chemical products in Tai’an City, Shandong Province, PRC, today announced that the Company’s melamine products have no connection to the recent reports of dairy products contamination in China.

As a result of the recent incidents of melamine contaminated dairy products in China, the Health Department of Shandong Province conducted an inspection of the sales and distribution channels of many melamine producers, including ShengdaTech. The authorities were satisfied that the Company does not sell melamine products to milk farmers or to the dairy industry in general. ShengdaTech’s production of melamine is sold directly to seven customers with chemical factories that use melamine to produce melamine resin, an environmentally friendly alternative to formaldehyde resin.

“We are pleased to report that we have not and do not sell melamine to dairy farmers or milk processors; to the best of our knowledge, our melamine products have not been sold to the dairy industry indirectly," commented Mr. Xiangzhi Chen, President and CEO of ShengdaTech. “We want our shareholders and the investment community to know that there is clearly no link to our chemical products and the truly unfortunate events tied to melamine; therefore there will be no impact on our business. Our records show that our melamine products are sold to a small number of customers for use in the construction market.”

About ShengdaTech, Inc.

ShengdaTech Inc. (“the Company”) is engaged in the business of manufacturing, marketing and selling nano precipitated calcium carbonate ("NPCC") and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using proprietary technology. The unique chemical and physical attributes make NPCC a valuable cost-effective ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. NPCC enhances the durability of many products by increasing strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products, namely ammonium bicarbonate, liquid ammonia, methanol and melamine. The Company markets and sells its coal-based chemical products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides. For more information, contact CCG directly or go to ShengdaTech’s website at http://www.shengdatechinc.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as the Company’s exposure to potential liability from milk product safety concerns in China, unanticipated changes in product demand especially in the PVC, polyethylene, and paper industry, changes in composition of these industries, ability to attract new customers, ability to increase our product’s applications, ability of our customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

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